Exhibit 99.1

Celldex Appoints Elizabeth Crowley as Chief Product Development Officer

HAMPTON, N.J., August 11, 2016 — Celldex Therapeutics, Inc. (NASDAQ: CLDX) today announced that the Company has promoted Elizabeth Crowley to the newly created position of Senior Vice President, Chief Product Development Officer. Ms. Crowley was previously Senior Vice President of Product Development of Celldex and brings almost 25 years of industry experience where she was responsible for leading the execution of multiple successful drug development programs.

“Celldex was founded on the belief that combination regimens designed to unlock the power of the immune system would deliver the greatest benefit to the largest population of patients,” said Anthony Marucci, Co-founder, President and Chief Executive Officer of Celldex Therapeutics. “This newly created position is a direct response to the future of portfolio planning and drug development in the immuno-oncology field where we believe multi-drug combination regimens will become the norm and the development programs to explore these opportunities will become increasingly complex. Beth’s deep, oncology-focused experience in strategic planning, portfolio management and implementation have played a critical role in building the depth and breadth of our pipeline to date and an exceptional development operations team here at Celldex. We look forward to her continued expertise in this expanded leadership role.”

“Celldex has thoughtfully seeded a pipeline with individual product candidates that uniquely manipulate the immune system at key points,” said Ms. Crowley. “With successful proof of concept work achieved, we have now entered the next phase of development and are extensively exploring multi-drug combination regimens. I look forward to working closely with my Celldex colleagues across the organization as we expand this approach in our ongoing efforts to improve outcomes for patients and their families.”

Ms. Crowley joined Celldex in 2009 as Vice President, Clinical Development. Prior to that, she held several senior level roles at CuraGen Corporation, most recently serving as the Vice President of Development Operations, responsible for strategic and operational development activities of the oncology and oncology supportive care portfolio, regulatory affairs, clinical operations and data management. Ms. Crowley started her career at Bayer Corporation in 1992, holding various positions providing leadership of clinical research and project management prior to completing her tenure there as the Director of Global Study Audit Management, assuring the highest standards for program execution. Ms. Crowley received her BS in Chemistry with a concentration in Business from Boston College.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline is built from a proprietary portfolio of antibodies and immunomodulators used alone and in strategic combinations to create novel, disease-specific therapies that induce, enhance or suppress the body’s immune response. Visit www.celldex.com.

Forward Looking Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of glembatumumab vedotin (“glemba”; CDX-011), varlilumab (“varli”; CDX-1127) and other products and our goals for 2016. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of glembatumumab vedotin and other drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Fast Track designation for glembatumumab vedotin which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Sarah Cavanaugh
Vice President of Investor Relations & Corp Communications
Celldex Therapeutics, Inc.
(781) 433-3161
scavanaugh@celldex.com

Charles Liles

Associate Director of Investor Relations & Corp Communications

Celldex Therapeutics, Inc.

(781) 433-3107

cliles@celldex.com

Media Inquiries

Dan Budwick
Pure Communications, Inc.
(973) 271-6085
dan@purecommunicationsinc.com